Exhibit 10.1

 EXECUTION VERSION

DNB CAPITAL LLC 200 Park Avenue, 31st Floor New York, NY 10166	HAYFIN DLF II LUXCO 2 S.À.R.L. 5, rue Guillaume Kroll L-1882 Luxembourg Grand-Duchy of Luxembourg

CONFIDENTIAL

September 29, 2017

GulfMark Rederi AS

c/o GulfMark Offshore, Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

Attn: Jay Mitchell, Chief Financial Officer

GulfMark Exit Financing
Commitment Letter

Ladies and Gentlemen:

You have advised DNB Markets, Inc. (“DNB Markets”), DNB Capital LLC (“DNB Capital”, and together with DNB Markets being referred to herein, collectively, as “DNB”) and Hayfin DLF II Luxco 2 S.à.r.l. (together with any related funds, collectively, “Hayfin”;1 Hayfin, together with DNB, collectively, the “Commitment Parties”, “we” or “us”) that GulfMark Offshore, Inc. (the “Debtor”) has filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) which is being administered under Case No. 17-11125 (the “Bankruptcy Case”). You have further informed us that the Debtor intends to emerge from the Bankruptcy Case pursuant to the Amended Chapter 11 Plan of Reorganization of Debtor, Docket No. 172 (such Plan of Reorganization, together with all exhibits, schedules, annexes, supplements and other attachments thereto, in each case, as amended, supplemented or otherwise modified on or prior to the date hereof or as amended, supplemented or otherwise modified from time to time hereafter, the “Plan”). In connection with, and subject to the confirmation and effectiveness of, the Plan, the Debtor intends to refinance certain of its subsidiaries’ existing indebtedness (as described further in paragraph 8 of Exhibit B attached hereto, the “Refinancing”) and, in furtherance thereof, the Debtor has independently approached and requested that DNB Markets arrange, and that DNB Capital and Hayfin commit to provide the following exit financing credit facilities in the amounts set forth below, with GulfMark Rederi AS, a company organized under the laws of Norway (“Rederi”, the “Borrower” or “you”) and a wholly-owned non-debtor subsidiary of the Debtor, as borrower: (i) a $25.0 million senior secured revolving credit facility (the “Revolving Credit Facility”); and (ii) a $100.0 million senior secured term loan facility (the “Term Loan Facility”, and together with the Revolving Credit Facility, collectively, the “Facilities”, and each individually, a “Facility”), in each case as described in the Indicative Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”, and together with this commitment letter and the Summary of Additional Conditions attached hereto as Exhibit B, collectively, the “Commitment Letter”). The Facilities, together with the consummation of the Plan, the Refinancing and the payment of related fees, commissions and expenses associated therewith, are collectively referred to as the “Transactions.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet.

1 Note:  The Credit Agreement will be executed by multiple Hayfin funds.

2

In connection with the foregoing, (a) DNB Capital is pleased to advise you of its commitment to provide the entire principal amount of the Revolving Credit Facility and (b) Hayfin is pleased to advise you of its commitment to provide the entire principal amount of the Term Loan Facility, subject only to the terms and conditions of this Commitment Letter and the satisfaction (or waiver by the Commitment Parties) of the applicable conditions set forth in (i) the section entitled “Conditions Precedent” in the Term Sheet and (ii) Exhibit B hereto. DNB Capital and Hayfin are referred to herein, collectively, as the “Initial Lenders”, and each individually, as an “Initial Lender”. The commitments, undertakings and obligations of DNB and Hayfin, respectively, under this Commitment Letter shall be several and not joint.

It is agreed that (i) DNB Markets will act as sole lead arranger and sole bookrunner for the Facilities (in such capacity, the “Lead Arranger”), (ii) DNB Bank ASA, New York Branch (“DNB Bank”) will act as administrative agent for the Facilities (in such capacity, the “Administrative Agent”) and (iii) DNB Bank will act as security trustee for the Facilities (in such capacity, the “Security Trustee”). It is further agreed that DNB Markets shall have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) financial projections, financial estimates, budgets, forecasts and other forward-looking information (collectively, the “Projections”) and (ii) information of a general economic or industry specific nature, the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives have been or will be, at the time of delivery, prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are so furnished to the Commitment Parties, it being understood that the Projections are as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the date of (A) the execution and delivery of the Credit Agreement and the related definitive financing documentation (collectively, the “Facilities Documentation”), which you agree will be initially drafted by counsel to the Commitment Parties, and (B) the consummation of the other Transactions (such date, the “Closing Date”), you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations and warranties will be correct in all material respects under those circumstances. In arranging the Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

[Commitment Letter – GulfMark Exit Financing]

3

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arranger to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in (i) the Amended and Restated Fee Letter, dated the date hereof, among DNB Markets, DNB Capital and the Borrower (the “DNB Fee Letter”) and (ii) the Fee Letter, dated the date hereof, between Hayfin and the Borrower (the “Hayfin Fee Letter”, and together with the DNB Fee Letter, collectively, the “Fee Letters”, and each individually, a “Fee Letter”), in each case delivered herewith with respect to the Facilities, in the amounts and at the times payable pursuant to the terms thereof. Once paid, such fees shall not be refundable under any circumstances.

The several commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreement of the Lead Arranger to perform the services described herein are subject solely to (a) the terms and conditions expressly set forth in this Commitment Letter, (b) the applicable conditions set forth in the section entitled “Conditions Precedent” in the Term Sheet and (c) the applicable conditions set forth in Exhibit B hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, each Facility shall be available to the Borrower, it being understood that there are no conditions (implied or otherwise) to the Initial Lenders’ commitments hereunder and there will be no conditions (implied or otherwise) under the Facilities Documentation to the availability of the Facilities on the Closing Date, other than those that are referred to in the section entitled “Conditions Precedent” in the Term Sheet and in Exhibit B hereto.

[Commitment Letter – GulfMark Exit Financing]

4

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and the respective officers, directors, employees, agents, controlling persons, attorneys, advisors, members and the successors of each of the foregoing (each an “Indemnified Person”) from and against any and all losses, claims, damages, penalties, liabilities, costs and expenses of any kind or nature, joint or several, to which any such Indemnified Person may become subject, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to this Commitment Letter (including the Term Sheet), the Fee Letters, the Transactions, the Facilities (or any use made or proposed to be made with the proceeds thereof) or any related transaction contemplated hereby (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether such Proceeding is brought by you or any other person, and to reimburse each such Indemnified Person promptly upon written demand (with reasonable supporting detail if you shall so request) for any reasonable and documented legal fees and expenses incurred in connection with investigating or defending any of the foregoing by (i) one firm of counsel for all Indemnified Persons, taken as a whole, (ii) if necessary, one firm of special maritime counsel for all Indemnified Persons, taken as a whole, and (iii) if necessary, a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict by another firm of counsel for such affected Indemnified Person) and other reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, penalties, liabilities or related costs and expenses to the extent that they have resulted from (i) the gross negligence or willful misconduct of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, attorneys, advisors, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) under this Commitment Letter or any Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) any Proceeding not arising from any act or omission by you or any of your affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Lead Arranger, the Administrative Agent or the Security Trustee in its capacity as such), and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, promptly upon written demand and presentation of a summary statement (with reasonably supporting detail if you shall so request), for all reasonable and documented out-of-pocket costs and expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees and expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single outside counsel to the Commitment Parties, a single outside maritime counsel to the Commitment Parties, a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction, and any other counsel otherwise retained with your consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letters or the Facilities Documentation, and any security arrangements in connection therewith (collectively, the “Expenses”). Notwithstanding the foregoing or any other provision of this Commitment Letter or the Fee Letters, we acknowledge that you will not be required to gross up the Commitment Parties for any taxes (including any withholding or deduction) imposed on or with respect to any payment made by the Borrower under this Commitment Letter or the Fee Letters except as a result of a change in law after the date of this Commitment Letter.  If any such withholding or deduction for any taxes is required as a result of a change in law after the date of this Commitment Letter, the amount payable shall be increased such that the amount we receive after any such withholding or deduction (including any withholding or deduction on such increased amount) equals the amount we would have received in the absence of such withholding or deduction.

[Commitment Letter – GulfMark Exit Financing]

5

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent that such damages have resulted from the gross negligence or willful misconduct of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Debtor, any subsidiaries or affiliates of the foregoing or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letters and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any of the Commitment Parties with respect to which the applicable Indemnified Person is entitled to indemnification under the preceding paragraph.

You shall not be liable for any settlement, compromise or consent of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled, compromised or consented to with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, penalties, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement, compromise or consent or judgment in accordance with and to the extent provided in the other provisions herein.

You shall not, without the prior written consent of any Indemnified Person, effect any settlement, compromise or consent of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement, compromise or consent (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you or the Debtor by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

[Commitment Letter – GulfMark Exit Financing]

6

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Debtor and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letters or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, your shareholders or your affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you, on the other hand, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as agents or fiduciaries of you, your management, shareholders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Debtor on other matters) except for the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice. You agree that you will not claim that the Commitment Parties (in their capacity as such) or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed), and any attempted assignment without such consent shall be null and void. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) and the Fee Letters (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities (including, without limitation, that certain Commitment Letter, dated July 21, 2017, by and among DNB Markets, DNB Capital, Rederi and GMA) and set forth the entire understanding of the parties hereto with respect thereto.

[Commitment Letter – GulfMark Exit Financing]

7

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the availability of the Facilities is subject only to the conditions precedent as provided herein, and (ii) each Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY HERETO RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court, or in the event the Bankruptcy Court does not exercise jurisdiction, in any Federal court of the United States of America sitting in New York City in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any New York State court sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the Transactions or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the Transactions or the transactions contemplated hereby in any such court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim in the Bankruptcy Court, the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan, as applicable.

[Commitment Letter – GulfMark Exit Financing]

8

This Commitment Letter is delivered to you on the understanding that none of the Fee Letters and their respective terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance or the activities of any Commitment Party pursuant hereto or to any Fee Letter, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld or delayed) or (b) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose the Term Sheet in connection with any public or regulatory filing requirement relating to the Transactions, (ii) you may disclose the aggregate amount of the fees contained in the Fee Letters in any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose this Commitment Letter and the Fee Letters (A) to the office of the U.S. Trustee and to its representatives and professional advisors (excluding members of any unsecured creditors committee and any other ad hoc committee) who have agreed to treat such information confidentially or are otherwise bound by a confidentiality agreement with the Debtor, the scope of which includes this Commitment Letter and the Fee Letters, (B) as necessary in order to demonstrate to the Bankruptcy Court that the Plan is feasible, or to obtain confirmation of the Plan by the Bankruptcy Court, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof), or to obtain any Approval Order (as defined below), and (C) to the professional advisors to the “Consenting Noteholders” (the “Consenting Noteholders”) party to that certain Restructuring Support Agreement, dated May 15, 2017, by and among the Debtor and certain beneficial holders, or investment advisors or managers for the account of beneficial holders, of the 6.375% Senior Notes due 2022 (the “Notes”) issued pursuant to that certain indenture, dated as of March 12, 2012, between the Debtor and U.S. Bank National Association, a national banking association, as trustee, provided that such professional advisors are informed of the confidential nature of such information and instructed to keep such information confidential, and (iv) you may disclose this Commitment Letter (or a part thereof) and the aggregate amount of the fees (provided that fees may also be disclosed as two separate parts – (1) as Break-up Fees (as defined in the Fee Letters) and(2) as aggregate fees due upon the closing of the Facilities (including any ticking fee)) contained in the Fee Letters (but not any Fee Letter itself) (A) to the Consenting Noteholders, provided that the Consenting Noteholders are informed of the confidential nature of such information and instructed to keep such information confidential, (B) to any other holders of Notes (and their professional advisors) who are bound by a confidentiality agreement with the Debtor, the scope of which includes this Commitment Letter and such fee information, (C) to The Royal Bank of Scotland plc, as administrative agent for the lenders under the $300,000,000 Multicurrency Facility Agreement, originally dated September 26, 2014 (as amended, supplemented or restated from time to time and as last amended on March 31, 2016) and (D) in connection with, and as an attachment to, a filing on Form 8-K filed by the Debtor with the United States Securities and Exchange Commission whether or not the Commitment Letter is executed by all parties. In the event that any Fee Letter will be filed with the Bankruptcy Court (pursuant to clause (b) above, clause (iii)(B) above, or otherwise), you agree (1) to file such Fee Letter with a request that it be filed under seal and (2) use reasonable best efforts to obtain the approval of the Bankruptcy Court to such request; provided that if the Bankruptcy Court denies your request to file such Fee Letter under seal and requires a redacted version of such Fee Letter to be filed and/or disclosed, you shall provide a redacted version of such Fee Letter reasonably acceptable to the applicable Commitment Parties and the Bankruptcy Court. You further agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the first anniversary of the date hereof.

[Commitment Letter – GulfMark Exit Financing]

9

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided, that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory or self-regulatory authority exercising examination, regulatory or self-regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory or self-regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory or self-regulatory authority exercising examination, regulatory or self-regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you or any of your subsidiaries or affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you or any of your subsidiaries or affiliates or related parties, (e) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Commitment Parties without the use of such information, (f) to other Commitment Parties and such Commitment Party’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, financial advisors, independent auditors and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective hedge providers, participants or assignees, in each case who agree (pursuant to customary market practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense. In addition, each Commitment Party may disclose the existence of the Facilities to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Facilities. In the event that the Facilities are made available, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation on the Closing Date to the extent that such provisions are binding on such Commitment Parties. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the first anniversary of the date hereof.

[Commitment Letter – GulfMark Exit Financing]

10

The reimbursement (if applicable), compensation (if applicable in accordance with the terms hereof and the Fee Letters), indemnification, confidentiality, jurisdiction, governing law, absence of fiduciary duty or relationship, venue, information, affiliate activities, service of process and waiver of jury trial provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether any Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder; provided, that your obligations under this Commitment Letter, other than those relating to confidentiality, information, indemnification and reimbursement (if applicable), shall automatically terminate and be superseded by the corresponding provisions of the Facilities Documentation on the Closing Date, and you shall be automatically released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments (or portion thereof as selected by you) hereunder at any time subject only to the provisions of the preceding sentence and the provisions of the Fee Letters.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of us may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us.

[Commitment Letter – GulfMark Exit Financing]

11

For the avoidance of doubt, each of the parties hereto acknowledges and agrees that the obligations of the Borrower hereunder and under the Fee Letters are subject only to execution of this Commitment Letter and the Fee Letters. In the event that any liquidation, bankruptcy, conservatorship, receivership, insolvency or other similar case or cases is commenced in a bankruptcy or other similar court in the United States of America or any other applicable jurisdiction by or against the Borrower, whether individually or on a consolidated basis (a “Borrower Bankruptcy Case”), under the Bankruptcy Code or any other liquidation, bankruptcy, conservatorship, receivership, insolvency or similar debtor relief laws of the United States of America or other applicable jurisdiction (any such laws, “Debtor Relief Laws”), the Borrower will use its reasonable best efforts to obtain an order of the Bankruptcy Court or other applicable court (an “Approval Order”), which shall be in full force and effect and unstayed, authorizing the Borrower to ratify, reaffirm, assume, and perform its obligations under this Commitment Letter and the Fee Letters without any further order of the Bankruptcy Court or such other court, which order (i) shall be in form and substance reasonably acceptable to us and shall, among other things, specifically provide that all claims for amounts due and owing from the Borrower under this Commitment Letter and under the Fee Letters shall be entitled to priority as administrative expense claims under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code (if issued by the Bankruptcy Court or any other United States bankruptcy court) or analogous provisions of the applicable Debtor Relief Laws, whether or not the Facilities are consummated, and may not be disgorged, (ii) shall not be amended, supplemented or otherwise modified in any manner without the consent of the Commitment Parties (such consent not to be unreasonably withheld or delayed) and (iii) shall not be reversed or vacated.  At your reasonable request, we shall use commercially reasonable efforts to work cooperatively in good faith with you in seeking the entry of any Approval Order.

This Commitment Letter and our commitments and undertakings set forth herein shall remain open, provided that this Commitment Letter and our commitments and undertakings set forth herein shall immediately and automatically terminate: (i) if, at or before [4:00] p.m. (New York City time) on September 29, 2017, the Borrower shall not have executed and delivered to us signed counterparts of this Commitment Letter and the Fee Letters (it being understood and agreed that, notwithstanding anything to the contrary contained herein, this Commitment Letter, and the Initial Lenders’ commitments hereunder, shall not become effective unless and until it has been accepted by the Borrower pursuant to this clause (i)); (ii) if, on or before the date that is thirty-five (35) calendar days after the date a Borrower Bankruptcy Case is commenced, the Bankruptcy Court or other applicable court (as the case may be) has not entered an Approval Order in accordance with the preceding paragraph; (iii) on the date on which the Debtor, the Borrower or any other subsidiary of the Debtor (A) enters into an exit financing credit facility (other than the Facilities), whether in the form of a term loan, revolving credit facility, debt securities offering or otherwise (an “Alternative Exit Financing”), or (B) seeks Bankruptcy Court approval to enter into an Alternative Exit Financing; and (iv) on October 31, 2017, unless as of such date (A) the Bankruptcy Court has entered an order confirming the Plan, which confirmation order shall be in form and substance reasonably acceptable to each of the Commitment Parties and not subject to any stay pending appeal (the “Confirmation Order”), and (B) the Debtor has emerged from the Bankruptcy Case. Further, our commitments and agreements hereunder will terminate, at our option or your option, upon written notice to the nonterminating party, upon the occurrence of any of the following: (a) the Bankruptcy Case being dismissed or converted to a proceeding under Chapter 7 of the Bankruptcy Code or there being an appointment in the Bankruptcy Case of a trustee or examiner with powers to control or direct the estate; (b) the Debtor or any of its subsidiaries filing or supporting any plan of reorganization or liquidation other than the Plan without our prior written consent; (c) the Debtor abandoning or withdrawing the Plan without our prior written consent; (d) any plan of reorganization or liquidation other than the Plan is confirmed by the Bankruptcy Court; or (e) the emergence of the Debtor from the Bankruptcy Case, unless, in the case of this clause (e) only, the closing of the Facilities, on the terms and subject to the conditions contained in this Commitment Letter, has been consummated on or before such date. Any termination of this Commitment Letter for any reason shall not constitute a violation of the automatic stay in the Bankruptcy Case, and we shall not be required to seek relief from the automatic stay prior to any termination of this Commitment Letter. All amounts payable hereunder shall be payable without the need to file a motion (other than, in the event of the commencement of a Borrower Bankruptcy Case, solely with respect to any amounts payable by the Borrower, the motion seeking an Approval Order), an application, or proof of claim and shall be payable immediately without notice or order of the Bankruptcy Court or any other court.

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[Commitment Letter – GulfMark Exit Financing]

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

DNB MARKETS, INC.

By:	/s/ Tor Ivar Hansen
Name:	Tor Ivar Hansen
Title:	Managing Director

By:	/s/ Christian Astrup
Name:	Christian Astrup
Title:	Associate Director

DNB CAPITAL LLC

By:	/s/ Andrew J. Shohet
Name:	Andrew J. Shohet
Title:	Vice President

By:	/s/ Cathleen Buckley___________
Name:	Cathleen Buckley
Title:	Senior Vice President

HAYFIN DLF II LUXCO 2 S.À.R.L.

By:	/s/ Carmen Ionescu
Name:	Carmen Ionescu
Title:	Authorized Signatory

[Commitment Letter – GulfMark Exit Financing]

Accepted and agreed to as of
the date first above written:

GulfMark Rederi AS

By:	/s/ Quintin V. Kneen
Name:	Quintin V. Kneen
Title:	President and Chief Executive Officer

GulfMark OFFSHORE, INC.

By:	/s/ Jay Michell
Name:	Jay Mitchell
Title:	Chief Financial Officer

[Commitment Letter – GulfMark Exit Financing]

EXHIBIT A

GulfMark Rederi AS

USD 125,000,000 SENIOR SECURED TERM LOAN AND REVOLVING CREDIT FACILITIES

INDICATIVE SUMMARY OF TERMS AND CONDITIONS

Please note that the terms set out in this term sheet (this “Term Sheet”) are non-exhaustive and all other terms and conditions are subject to mutual agreement. The provision of the Facilities is subject to the terms and conditions contained herein and in the commitment letter to which this Term Sheet is attached (the “Commitment Letter”), as well as to satisfactory documentation.

This Term Sheet is confidential and, except as otherwise set forth in the Commitment Letter, may not be disclosed to any person or entity other than the Borrower’s (as defined below) and its affiliates’ officers, directors, employees and professional advisors involved in the consideration of the transactions contemplated hereby.  Until agreed otherwise, this document shall remain the property of the Arranger and shall be treated as confidential and proprietary to the Arranger.

PARTIES:

Borrower:	GulfMark Rederi AS (“Rederi” or the “Borrower”), a company registered under the laws of Norway.

Guarantors:

GulfMark Offshore, Inc. (“Parent Guarantor”), GulfMark UK, Ltd., each entity that owns a Collateral Vessel (defined herein) as per Schedule I attached hereto, and each other “Significant Subsidiary” (as such term is defined in Regulation S-X of the Securities and Exchange Commission) of the Parent Guarantor (other than the Borrower) (each a “Guarantor” and collectively, the “Guarantors”).

Obligors:	The Borrower and the Guarantors (the “Obligors”, and together with all other subsidiaries of the Parent Guarantor, the “Group”).

Vessel Manager(s):

Any entity controlled by the Borrower or any Guarantor or any other entity, in each case, reasonably acceptable to the Majority Lenders, which will commercially and technically manage the Collateral Vessels at all times.

Mandated Lead Arranger and Bookrunner:	DNB Markets Inc. ("DNB Markets" or “Arranger”).

Administrative Agent and Security Trustee:	DNB Bank ASA, New York Branch (the “Agent”).

Hedging Bank(s):	DNB Bank ASA.

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Lenders:

Initially, (i) in respect of the RCF (as defined below), DNB Capital LLC (“DNB Capital”) and (ii) in respect of the TL (as defined below), one or more funds managed and/or advised by Hayfin Capital Management LLP (together with their successors and permitted assigns (as contemplated herein below), each a “Lender” and collectively the “Lenders”).

Majority Lenders:

Lenders holding greater than 66-2/3% of the total commitments and exposure under the Facilities (excluding defaulting Lenders (to be defined in definitive documentation) and their commitments under the Facilities) (the “Majority Lenders”), provided, however, that if at any time there are two (2) or more Lenders under the Facilities that are not affiliates, the above percentage in relation to amendments or waivers of, or consents to variation from, the finance documents only (but not, for the avoidance of doubt, any acceleration and enforcement action or the exercise of certain other discretions to be agreed) shall remain 66-2/3% but “Majority Lenders” shall also include at least two (2) Lenders that are not affiliates.

Customary class voting provisions will be included in the definitive documentation for the Facilities.

FACILITIES:

Type:

A Senior Secured Revolving Credit Facility (the “RCF”) and a Senior Secured Term Loan Facility (the “TL”) (each a “Facility” and collectively the “Facilities”), available for drawing in NOK, EUR, GBP and USD.

Facility Amounts:	● In respect of the RCF, USD 25,000,000, including a USD 12,500,000 swingline loan subfacility and a USD 5,000,000 letter of credit subfacility; and

● In respect of the TL, USD 100,000,000.

Closing Date:	The date on which the Credit Agreement (hereinafter defined) is signed, however no later than October 31, 2017.

Final Maturity Date:	60 months after the Closing Date, subject to prepayment requirements as set forth herein.

Purpose / Use of Proceeds:

(a) The refinancing on the Closing Date of existing indebtedness and (b) general working capital purposes, including, without limitation, by way of on-lending of loan proceeds to (and the issuance of Letters of Credit for the benefit of) (i) GulfMark Americas, Inc., a Delaware corporation (“GMA”), pursuant to an intercompany loan agreement between Rederi and GMA in form and substance satisfactory to the Lenders (the “Intercompany Loan Agreement”), and (ii) other subsidiaries of the Parent Guarantor that join as co-borrowers to the Intercompany Loan Agreement (each, a “Co-Borrower” and, collectively, the “Co-Borrowers”); provided, however, that (A) proceeds of the Facilities may not be used to acquire any vessels or to finance acquisitions or other investments (other than customary maintenance capital expenditures on existing vessels, including, without limitation, capital expenditures required to comply with customer requirements), except with the prior written consent of the Majority Lenders, and (B) for the avoidance of doubt, (1) the acquisition of new vessels using equity interests of the Parent Guarantor and/or the cash proceeds of the issuance of such equity interests as the sole consideration therefor, is not restricted by the foregoing, and (2) like-kind exchanges of vessels that are otherwise permitted under the terms of the Credit Agreement (as defined below) and the related loan documents, are not restricted by the foregoing.

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GMA’s (and any Co-Borrowers’) obligations under the Intercompany Loan Agreement will be guaranteed by Parent Guarantor, GulfMark Management, Inc. and each of the direct and indirect domestic subsidiaries of GMA (each an “Americas Guarantor” and collectively, the “Americas Guarantors”).

Documentation:

The Facilities will be made available under a credit agreement (the “Credit Agreement”) in form and substance satisfactory to the Agent, the Lenders and the Borrower but consistent with the Commitment Letter and this Term Sheet.

COLLATERAL VESSELS:

Collateral Vessels:

The vessels pledged as collateral to secure the Facilities listed in Schedule I attached hereto as well as any other vessels approved by the Lenders (the “Collateral Vessels”); provided, that (i) the vessels listed in Schedule II attached hereto are approved by the Lenders as potential additional Collateral Vessels (the “Approved Additional Collateral Vessels”) and (ii) as of the Closing Date, the FMV (as hereinafter defined) of the Collateral Vessels (including, without limitation, any Approved Additional Collateral Vessels that are pledged as collateral as of the Closing Date) shall not be less than USD 350,000,000 in the aggregate. It shall be a condition to the designation of any Approved Additional Collateral Vessel as a Collateral Vessel that the owner thereof satisfy all requirements in the Credit Agreement and the related loan documents applicable to Collateral Vessels and the owners of Collateral Vessels, including, without limitation, (i) the execution and delivery of appropriate mortgages, assignments of insurance, pledges of earnings accounts and related documents, (ii) such owner shall become a Guarantor, (iii) the equity interests in such owner shall be pledged as security for the Facilities, (iv) such Approved Additional Collateral Vessel shall comply with all covenants applicable to Collateral Vessels and (v) all representations and warranties applicable to Collateral Vessels and Guarantors shall be true and correct in all material respects (or, to the extent any such representations and warranties are already subject to any materiality qualification, in all respects) as to such Approved Additional Collateral Vessel and such owner.

AVAILABILITY AND REPAYMENT:

Availability:

Revolving Loans:

Loans under the RCF will be available for drawing on a fully revolving basis from the Closing Date until the date that occurs three months prior to the Final Maturity Date (the “RCF Availability Period”), in minimum amounts of USD 2,000,000 and in integral multiples of USD 1,000,000.

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Swingline Loans:

DNB Capital (in such capacity, the “Swingline Lender”) will make available under the RCF a swingline loan subfacility (the “Swingline Facility”) under which the Borrower may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to USD 12,500,000 in the aggregate at any one time outstanding. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the RCF on a dollar-for-dollar basis.

Letters of Credit:

Standby letters of credit (“Letters of Credit”) may be issued under the RCF in an aggregate stated amount at any one time outstanding not to exceed USD 5,000,000. Each issuance of a Letter of Credit will constitute usage and will reduce availability under the RCF, dollar for dollar. Letters of Credit may be issued on or before the date that occurs at least three months prior to the Final Maturity Date by DNB Capital (or any of its affiliates) and/or any other Lender that agrees to act as a fronting bank for Letters of Credit (each, a “Fronting Bank”), in each case, subject to such maximum fronting exposure amount as shall be agreed by such Fronting Bank. Each Letter of Credit must expire within one year of the date of issuance (subject to annual renewals), and in any event no later than five (5) business days prior to the Final Maturity Date. Each Lender under the RCF shall be required to reimburse the applicable Fronting Bank for any draw under a Letter of Credit no later than the business day following the date that such Lender receives notice of such draw from such Fronting Bank.

Term Loan:

Loans under the TL will be available as a single drawing on the Closing Date.

Reductions/Amortization:

The commitments under the RCF shall be reduced by USD 3,125,000 commencing on the third anniversary of the Closing Date and at consecutive 6-month intervals thereafter.

The TL shall amortize on the basis of a 5-year full repayment schedule, but commencing on the third anniversary of the Closing Date and at consecutive 6-month intervals thereafter.

All amounts outstanding under the Facilities are due and payable on the Final Maturity Date.

Fair Market Value:

The aggregate FMV (as defined below) of the Collateral Vessels shall not be less than 250% of the amount of the Facilities (both drawn and undrawn) at any time.

Compliance with the FMV requirement shall be evidenced by delivery of certified broker certificates:

	(i)	on the date of the first drawdown, showing valuations at August 31, 2017;

(ii)

thereafter semi-annually on or before the last business day of each January and July (the date of such delivery pursuant to this clause (ii) being referred to herein as a “Semi-Annual Valuation Delivery Date”), showing valuations as of the immediately preceding December 31 and June 30, respectively (each, a “Valuation Date”); and

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	(iii)	if an Event of Default has occurred and is continuing, at such further frequency as may be required by the Majority Lenders, but not more often than monthly.

In addition, the Borrower shall obtain valuations of the Collateral Vessels at such other times (not more frequently than monthly) as may be requested by the Majority Lenders, provided that such valuations shall be at the sole cost and expense of the Lenders unless such valuations demonstrate that the Borrower is not in compliance with the FMV requirement (in which case the cost of such valuations shall be for the account of the Borrower).

The fair market value of any applicable Collateral Vessels shall be determined on an arm’s length, willing buyer, willing seller basis (free of any charter party or other employment contract) ("FMV"). The FMV of the applicable Collateral Vessels shall be determined as the average of the values provided by two brokers selected by the Borrower from a list of approved brokers agreed upon by the Borrower and the Lenders (for the avoidance of doubt, Clarksons, Fearnley Offshore and Pareto are deemed agreed upon and approved).

The valuations shall be addressed to the Agent on behalf of the Lenders and, except as expressly set forth above, shall be for the account of the Borrower.

Voluntary Prepayments:

Revolving Credit Facility:

The RCF may be prepaid in whole or in part on 5 business days’ prior notice (but, if in part, by a minimum of USD 1,000,000).

Any prepayment under the RCF shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

Term Loan Facility:

The TL may be prepaid in whole or in part on 5 business days’ prior notice (but, if in part, by a minimum of USD 1,000,000). Any such prepayment made prior to the second anniversary of the Closing Date shall be accompanied by accrued interest on the amount prepaid, any applicable breakage costs, and a Make Whole Premium (as defined below). Any such prepayment made on or after such second anniversary shall be accompanied by accrued interest on the amount prepaid, any applicable breakage costs, and a prepayment premium (a “Prepayment Premium”) equal to (i) in the case of any such prepayment made on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, 2.0% of the principal amount prepaid, and (ii) in the case of any such prepayment made on or after the third anniversary of the Closing Date 0.0% of the principal amount prepaid.

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Any repayment or prepayment of the TL prior to the third anniversary of the Closing Date arising from (i) any mandatory prepayment of the TL (other than any such prepayment arising from any Total Loss (as defined below) of any Collateral Vessel or from the receipt of other casualty related insurance proceeds), including any mandatory prepayment arising from a sale of any Collateral Vessel or a Change of Control (except as expressly set forth in the “Mandatory Prepayment and Cancellation/Change of Control” section below), or (ii) acceleration of the TL following the occurrence of an Event of Default, shall also be subject to payment by the Borrower of a Make Whole Premium or Prepayment Premium, as applicable.

As used herein, (a) “Make Whole Premium” means, in respect of any repayment or prepayment of the principal amount of the TL prior to the second anniversary of the Closing Date, an amount equal to the greater of (i) 2.0% of the principal amount repaid or prepaid and (ii) the excess (if any) of (A) the present value at the date of such repayment or prepayment (the “Prepayment Date”) of (1) 102.0% of the principal amount repaid or prepaid and (2) all required interest payments (with the applicable interest rate being deemed to equal the sum of (x) LIBOR with an Interest Period of six months, as determined on the date two business days prior to the Prepayment Date, plus (y) the Applicable Margin) due on the principal amount repaid or prepaid through the second anniversary of the Closing Date (excluding accrued but unpaid interest to the Prepayment Date), computed using a discount rate equal to the applicable Treasury Rate as of such Prepayment Date plus 50 basis points, over (B) the principal amount repaid or prepaid, and (b) “Treasury Rate” means, as of any Prepayment Date, the yield to maturity as of such Prepayment Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Prepayment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Prepayment Date to the second anniversary of the Closing Date; provided, however, that if the period from the Prepayment Date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.  The Agent shall determine the Make Whole Premium.

Mandatory Prepayment and Cancellation:

Sale or total loss of a Collateral Vessel:

If any Collateral Vessel is sold to any person other than another Obligor, lost, expropriated, seized, or becomes an actual or constructive total loss (any such loss, expropriation, seizure or total loss, a “Total Loss”), the Facilities shall, on the date of such event, be permanently reduced on a pro rata basis (including, in the case of the RCF, by a permanent reduction in the commitments thereunder) by an amount equal to the higher of (i) net sale/insurance proceeds and (ii) an amount equal to (A) the FMV of the Collateral Vessel sold or subject to a Total Loss, divided by (B) the FMV of all Collateral Vessels (prior to such sale or Total Loss), multiplied by (C) the aggregate amount of the Facilities (both drawn and undrawn); provided, however, that if the aggregate FMV of the Collateral Vessels (after giving effect to the sale or Total Loss of such Collateral Vessel) is not less than the aggregate FMV of the Collateral Vessels as of the Closing Date, then no such reduction of the Facilities shall occur, and the Obligors shall be permitted to retain and use the proceeds of such sale or Total Loss in the business thereof; provided, further, however, that the immediately preceding proviso (x) shall not apply if the Collateral Vessel sold or subject to Total Loss is any of the following: Highland Prestige, North Promise, Highland Prince, North Purpose, Highland Guardian, Highland Chieftain, Highland Knight, Highland Princess, Highland Defender, North Pomor, North Cruys, North Barents, Regulus, Hercules, or Polaris and (y) shall apply with respect to any other Collateral Vessel sold or subject to Total Loss only if one or more Approved Additional Collateral Vessels of equal or greater FMV (in the aggregate) at the time of such sale or Total Loss are designated as Collateral Vessels at such time. The FMV shall be based on valuations most recently delivered in compliance with the terms hereof; provided, that if such valuations are more than three (3) months old or the Majority Lenders reasonably determine that such valuations are no longer an accurate reflection of the value of the Collateral Vessels, new valuations shall be required.

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Insurance proceeds received in respect of a Collateral Vessel other than in respect of a Total Loss shall be applied as a mandatory prepayment of the Facilities (on a pro rata basis) to the extent not used to address the basis of the insurance claim within 180 days after receipt thereof.

For the avoidance of doubt, the sale by any Obligor of any vessel other than a Collateral Vessel shall not result in a mandatory prepayment.

Change of Control:

If a Change of Control (as defined below) occurs, (a) in the case of a Subsidiary Change of Control (as defined below), the Agent acting upon instructions from the Majority Lenders may cancel the Facilities and require immediate repayment of all amounts outstanding under the Facilities (together with any applicable Make Whole Premium or Prepayment Premium), (b) in the case of a Parent Change of Control (as defined below), the Agent acting upon instructions from the Majority Lenders may cancel the Facilities and require immediate repayment of all amounts outstanding under the Facilities together with a premium equal to 1.0% of the outstanding principal amount thereof (but otherwise without payment of any Make Whole Premium or Prepayment Premium), (c) the Borrower may, at its option, cancel the Facility and repay all amounts outstanding thereunder, together with any applicable Make Whole Premium or Prepayment Premium, or (d) the Agent acting upon instructions from the Majority Lenders may notify the Borrower that no action will be taken by the Lenders in connection with such Change of Control.

“Change of Control” means (i) any person or group of persons acting in concert (other than certain existing holders of the Parent Guarantor’s 6.375% senior notes due 2022 and their respective affiliates) gains direct or indirect control (to be defined in the Credit Agreement based on obtaining beneficial ownership or voting control of a majority of the equity interests or the ability to appoint or remove a majority of the board of directors) of the Parent Guarantor (a “Parent Change of Control”), or (ii) any Obligor (other than the Parent Guarantor) ceases to be a wholly-owned subsidiary (directly or indirectly) of the Parent Guarantor (except as otherwise expressly permitted in the Credit Agreement) (a “Subsidiary Change of Control”).

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Voluntary Cancellation:

The Borrower may, on not less than 10 business days’ prior notice to the Agent, cancel the whole or any part (being a minimum amount of USD 1,000,000) of the commitments under the RCF, without premium or penalty. Amounts cancelled may not be reinstated.

PRICING:

Interest Rate:	The aggregate of:

● the Applicable Margin

● at the option of the applicable Borrower, (i) LIBOR for the relevant period (with a LIBOR floor of 0.50%), or (ii) Alternate Base Rate (“ABR”); and

● mandatory costs, if any.

Loans under the Swingline Facility will in all cases be ABR loans.

Applicable Margin:	For any LIBOR loan: 625 basis points per annum For any ABR loan: 525 basis points per annum

Default Interest:

Overdue principal, interest and other amounts shall accrue interest at a rate per annum of 200 basis points above the applicable Interest Rate, calculated from the due date. If any other Event of Default has occurred and is continuing under the Credit Agreement and notice thereof has been sent from the Agent to the Borrower, all outstanding amounts thereunder shall be deemed overdue and default interest will accrue thereon and shall payable forthwith upon demand from the Agent.

LIBOR Interest Periods:

One month or three months or any other periods as agreed between the Borrower, the Agent and all of the Lenders; provided that (i) the Borrower may request a one-month Interest Period no more than three times in any calendar year and (ii) there shall be no more than 5 different Interest Periods outstanding at any time. If no Interest Period is elected with respect to a LIBOR loan, the Interest Period shall be three months.

Payment of Interest:

In the case of LIBOR loans, interest is payable on the last day of each Interest Period and, in the case of Interest Periods longer than 3 months, on the dates falling at 3-month intervals after the first day of the Interest Period. Interest on ABR loans shall be payable quarterly in arrears (or, if earlier, on the date prepaid or converted into a LIBOR loan).

Commitment Fee:

250 basis points per annum, calculated on the daily undrawn and uncancelled Facility Amount under the RCF from the Closing Date until the earlier to occur of (i) the date the commitments under the RCF are cancelled or expire in full and (ii) the last day of the RCF Availability Period. Accrued commitment fees under the RCF shall be payable quarterly in arrears during the RCF Availability Period, on the last day of the RCF Availability Period and on the cancelled amount of the RCF at the time a full cancellation or termination is effective.

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Letter of Credit Fee:

The Borrower shall pay to the Agent for the account of the Lenders under the RCF a letter of credit fee (the “Letter of Credit Fee”) on the daily stated amount of all outstanding Letters of Credit (if any) issued under the RCF at a per annum rate equal to the Applicable Margin for LIBOR loans, payable quarterly in arrears and calculated on the basis of the actual number of days elapsed over a 360-day year. Upon the occurrence and during the continuance of an Event of Default, the Letter of Credit Fee shall be increased by 2% per annum.

Fronting Bank Fees:

The Borrower shall pay to each Fronting Bank a fronting fee to be separately negotiated between the Borrower and such Fronting Bank. In addition, the Borrower shall pay to each Fronting Bank customary charges of such Fronting Bank for drawings under, amendments to, and transfers of any Letter of Credit issued by such Fronting Bank.

SECURITY:

The Facilities shall be secured by a lien on (i) all Collateral Vessels and the proceeds thereof (including, without limitation, the earnings accounts of each Obligor that owns a Collateral Vessel), (ii) substantially all other assets (and proceeds thereof) of the Borrower and its subsidiaries and all other Obligors that own Collateral Vessels (including, without limitation, (A) capital stock or other equity interests, (B) the intercompany receivables of and intercompany loans made to such entities and (C) a collateral assignment of the Intercompany Loan Agreement, but excluding any vessels other than the Collateral Vessels), and (iii) all equity interests in the Borrower and each Guarantor (other than Parent Guarantor), subject to customary exclusions (collectively, the “Collateral”). The Collateral shall include, but shall not be limited to, the following, subject to mutually agreed permitted liens:

	(a)	First priority or first preferred (as applicable) ship mortgage in each of the Collateral Vessels, including a declaration of pledge/deed of covenants as relevant;

	(b)	First priority assignment of insurances of the Collateral Vessels;

(c)

First priority assignment of earnings and charters of 13 months or more in duration of the Collateral Vessels. Acknowledgement of notice to assign charter party is to be obtained on a best efforts basis;

	(d)	Vessel Manager’s confirmation / undertakings and subordination;

	(e)	First priority pledge in the earnings accounts of the Borrower and each other Obligor, with dominion springing upon default; and

	(f)	First priority share pledge of the Obligors.

An intercreditor agreement customary for European financings based on the LMA form shall be agreed subordinating all intercompany claims against the Borrower and Guarantors including all entities which own Collateral Vessels, provided that payments shall be permitted in respect of intercompany claims unless an Event of Default is continuing or would result.

The Collateral shall also secure any exposure under interest, currency and/or any other hedging products the Borrower has or may have with the Hedging Banks in connection with any of the Facilities (“Secured Hedging Arrangements”) on a pari passu basis on terms to be agreed with the Majority Lenders.

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Negative Pledge:

None of the Borrower, the Guarantors or any of their respective subsidiaries shall create, incur, assume or permit to exist any encumbrance or security interest on any Collateral or any other assets, other than such exceptions and permitted liens as are customary or otherwise agreed upon by the Majority Lenders.

REPRESENTATIONS, UNDERTAKINGS, COVENANTS AND EVENTS OF DEFAULT:

Representations and Warranties:

Each Obligor will make usual and customary representations and warranties for facilities of this type, size and purpose (including exceptions and materiality thresholds as mutually agreed), including, but not limited to, that each Obligor is not in breach of any applicable sanction regimes, on the Closing Date and on the date of each drawdown notice.

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Information Undertakings:	Each of the Borrower and the Guarantors shall supply each of the following, as applicable:

	(a)	as soon as they become available, but in any event within 120 days after the end of its financial year, its audited consolidated financial statements;

	(b)	as soon as they become available, but in any event within 60 days after the end of each of its financial quarters, its unaudited consolidated financial statements;

	(c)	as soon as they become available, but in any event prior to each financial year, its consolidated budget and cash flow projections for such financial year;

(d)

in the event that, and at all times during which, Total Liquidity (as defined below) is less than USD 40,000,000, as soon as they become available, but in any event within 30 days after the end of each calendar month, (i) its consolidated financial statements, (ii) its updated consolidated budget and cash flow projections for the remainder of its financial year and (iii) additional financial reports to be determined;

	(e)	with each set of financial statements, a compliance certificate signed by the CFO of the Borrower in the form agreed by the Borrower and the Lenders and attached as an exhibit to the Credit Agreement;

(f)

subject to any confidentiality obligations, access to all documents dispatched by the Borrower and such Guarantor to its shareholders or its creditors generally (excluding customary matters (to be negotiated) that are generally not of interest to lenders);

	(g)	details of any default under any material contract and/or any material litigation, arbitration or administrative proceedings; and

	(h)	such other information regarding the financial condition, business and operations of the Obligors as any Lender or the Agent may reasonably request.

Financial Covenants:	The following financial covenants shall apply to Parent Guarantor on a consolidated basis: Minimum Liquidity:

	a)	The aggregate of cash and cash equivalents on hand at all times shall be at least USD 15,000,000

b)

The aggregate of cash, cash equivalents and undrawn committed revolving credit lines available (excluding undrawn committed revolving credit lines with less than six (6) months to maturity) (“Total Liquidity”) shall at all times be at least USD 30,000,000.

Leverage Ratio: Starting three (3) years after the Closing Date, the ratio of Total Debt to 12 month historic EBITDA shall never exceed 5.00 to 1.00.

Capitalization: The ratio of Total Debt to Capital shall on the last day of each calendar quarter not exceed 45%.

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Collateral Vessel Covenants:

Usual and customary covenants related to the Collateral Vessels will be included in the Credit Agreement, consisting of the following and other customary ship mortgage, lien perfection and maintenance, and other covenants consistent with usual maritime practice:

(a)  The aggregate FMV of the Collateral Vessels shall not be less than 250% of the aggregate amount of the Facilities (both drawn and undrawn) as of each Semi-Annual Valuation Delivery Date and each other date on which valuations of the Collateral Vessels are delivered pursuant to the terms of the Credit Agreement (each, a “Valuation Delivery Date”), based on the valuation as of the most recent Valuation Date or, if later, the specified valuation date set forth in such valuations (the “Applicable Valuation Date”).

(b)  In the event that the aggregate FMV of the Collateral Vessels as of any Applicable Valuation Date shall be less than 250% of the aggregate amount of the Facilities (both drawn and undrawn) as of the corresponding Valuation Delivery Date, the Borrower shall, within 15 business days after such Valuation Delivery Date, do any one or more of the following (as selected by the Borrower):

(i)    obtain an equity infusion of cash to the Borrower to be applied (x) to reduce the amount outstanding under the Facilities or (y) as cash collateral under the Facilities on terms acceptable to the Majority Lenders, or

(ii)    provide additional Collateral Vessels, of a type and in form and substance reasonably acceptable to the Majority Lenders, or

(iii)    reduce the amount outstanding under the Facilities,

in the case of any such cash collateral or pledge of additional vessel(s), in an amount that would, when added to the FMV of then existing Collateral Vessels, or in the case of any repayment of the Facilities, in an amount that would, restore the ratio to its required level.

(c)  The Collateral Vessels shall be registered in and fly the flag of the United Kingdom, Panama, Norway, Malta, NIS, the United States, or such other ship registry or flag reasonably acceptable to the Lenders. No change of registry or flag shall be permitted without the Lenders’ prior written consent, such consent not to be unreasonably conditioned, delayed or withheld.

(d)  The Collateral Vessels shall be classed with a classification society and have a class certification reasonably acceptable to the Lenders with no overdue recommendations or adverse notations (subject to such exceptions as may be mutually agreed). No change in class certification shall be permitted without the Majority Lenders' prior written consent.

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(e)  The Collateral Vessels shall be fully insured against marine and war risks (including acts of terrorism and piracy), covering Hull & Machinery, Hull Interest and/or Freight Interest and Protection & Indemnity (including maximum cover for pollution liability), with insurable values and sums insured, on such terms and placed with such brokers/insurers/clubs as the Agent from time to time may reasonably approve.

(f)  The aggregate agreed insured value for Hull and Machinery combined with Hull Interest and/or Freight Interest for the Collateral Vessels shall cover at least the higher of (i) one hundred and forty per cent (140%) of the aggregate Facility Amounts under the Facilities and (ii) the aggregate FMV of all Collateral Vessels. The agreed insured value for Hull & Machinery for each Collateral Vessel shall cover at least seventy per cent (70%) of the FMV of the relevant Collateral Vessel. The remaining cover may be taken out by way of Hull Interest and/or Freight Interest. The Agent will, if instructed by any Lender, take out Mortgagees’ Interest Insurance (“MII”) and/or Mortgagees Additional Perils (Pollution) Insurance (“MAPI”) in a policy format reasonably acceptable to the Agent covering not less than one hundred and twenty per cent (120%) of the outstanding Facility Amounts and any undrawn and uncancelled part of the Facilities. Premiums to be for the account of the Borrower.

(g)  Furthermore, the Agent will, if instructed by any Lender, obtain not more frequently than annually (or more frequently if an Event of Default has occurred and is continuing) an insurance report from an independent insurance consultant for the account of the Borrower.

(h)  The commercial and technical management of the Collateral Vessels shall be performed by the Vessels Manager or a company controlled by the Vessels Manager or any other management company reasonably acceptable to the Majority Lenders. No change of vessel management shall be permitted without the Lenders’ prior written consent.

(i)   No liens on the Collateral Vessels, save for permitted liens being:

(i)   encumbrances disclosed in writing to the Agent prior to the Closing Date (and listed on a schedule to the Credit Agreement) and acceptable to the Agent;

(ii)   encumbrances in favor of the Agent created as a result of securing the Facilities and/or any Secured Hedging Arrangements; and

(iii)  maritime liens and liens arising in the ordinary course of business by operation of law and securing obligations not more than 30 days overdue.

(j)   Compliance with the ISM Code and with the ISPS Code.

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(k)   The Collateral Vessels shall be operated in compliance with all applicable laws and sanction regimes.

(l)    Limitations on modifications of Collateral Vessels, excluding customary maintenance capital expenditures needed to satisfy (1) customer requirements that do not change the basic function, structure or type of such vessel, (2) applicable law or (3) prudent operating standards or customary practices.

(m)  Restrictions on sharing of earnings by Obligors with non-affiliates except pursuant to joint ventures otherwise expressly permitted under the Credit Agreement.

(n)   Restrictions on chartering of Collateral Vessels for periods in excess of 13 months, or on terms that are not customary and arm’s length, or with persons that are insolvent or have entered into or are about to enter into any insolvency-related process.

(o)  Surveys, inspections and provision of information relating to Collateral Vessels (including notifications of certain events affecting the Collateral Vessels) consistent with customary commercial lending practices in the offshore support vessel business.

(p)  Consistent with customary commercial lending practices in the offshore support vessel business, requirements for preservation of Collateral Vessels, to promptly discharge liabilities to prevent arrest and release from arrest promptly after the occurrence thereof.

General Undertakings:

Usual and customary undertakings for facilities of this type, size and purpose (subject to customary exceptions, materiality thresholds and other qualifiers to be negotiated) will be included in the Credit Agreement and the related definitive loan documentation and, where relevant, the Guarantors, including but not limited to:

(a)   No material change of business of the Borrower or any Guarantor or material change of the corporate structure of the Borrower or any Guarantor without prior written consent from the Lenders.

(b)  The indebtedness of the Borrower under the Facilities shall not be subordinated in priority of payment to any present or future indebtedness.

(c)  The Obligors shall not make or grant any loans, guarantees or any other form of financial support, except financial support in the ordinary course of business and other exceptions to be mutually agreed.

(d)  The Obligors and their subsidiaries shall not incur or permit to exist any additional borrowings or indebtedness other than (i) normal (for the applicable geographic market) trade credits in the ordinary course of business, (ii) hedging arrangements entered into by members of the Group (excluding the Borrower and other Obligors that own Collateral Vessels, other than with respect to Secured Hedging Arrangements) in the ordinary course of business and not for speculative purposes, to be mutually agreed, (iii) customary purchase money secured debt for new vessel financing, subordinated indebtedness and unsecured indebtedness, in each case under this clause (iii), to be mutually agreed, and (iv) subject to paragraph (h) below, intercompany obligations of any Obligor or any of its subsidiaries (other than the Borrower and its subsidiaries).

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(e)  Each Obligor shall maintain its corporate existence as a company registered under the laws of its jurisdiction of organization.

(f)  No merger or de-merger of the Borrower or any other Obligor, except for the following (subject to customary conditions to be agreed, including, without limitation, the absence of any Default or Event of Default, the accuracy of all representations and warranties after giving effect thereto, pro forma compliance with all covenants, and satisfactory documentation):

a.    merger of a Guarantor (other than any Guarantor that owns any Collateral Vessels) with a third party as long as such Guarantor is the surviving entity and the merger is not likely to have a material adverse effect on the ability of any Obligor to perform its obligations under the Facilities or any finance documents;

b.   merger of any of the Guarantors with another Guarantor or an affiliate of such Guarantor except (i) the Borrower and (ii) any other Obligor that owns any Collateral Vessels, provided that the surviving entity shall be a Guarantor; or

c.   with the prior written consent of the Lenders.

(g)   Each Obligor and pledgor to create, perfect, maintain and renew the liens in the Collateral.

(h)  Any shareholder loans made to the Parent Guarantor by its shareholders and/or intercompany borrowings of any Obligors shall be in all respects subordinated to the Facilities, provided that (i) no cash payments (including, without limitation, principal or interest) may be made, directly or indirectly, in respect of any such shareholder loans until after the Facilities have terminated and been repaid in full and (ii) intercompany loans may be repaid or prepaid at any time so long as no Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing there shall be no payment of interest or principal of any such intercompany loans until the Facilities have been repaid in full, except payment of intercompany payables arising in the ordinary course of business consistent with past practices, and except for the customary operation of a consolidated cash management system in the ordinary course of business consistent with past practice, in each case on terms to be agreed.

(i)   Compliance with all applicable laws and sanction regimes.

(j)   Transactions with affiliates to be on arm’s length basis.

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(k)  Restrictions on acquisitions, dispositions, joint ventures and other investments by the Obligors, provided that the foregoing is not intended to prohibit (1) customary or ordinary course of business maintenance capital expenditures related to operation of vessels owned by any Obligors, (2) the acquisition of new vessels with the issue of equity interests of the Parent Guarantor and/or the cash proceeds of the issuance of such equity interests as the sole consideration therefor, (3) like-kind exchanges of vessels that are not Collateral Vessels that are otherwise permitted under the terms of the Credit Agreement and the related loan documents, subject to customary terms to be agreed and (4) joint ventures on agreed terms that do not employ Collateral Vessels and are effected for the purpose of complying with cabotage or local procurement preferences.

Restricted Payments:

A prohibition on all dividends and distributions by the Parent Guarantor (or any other payments, including via loans, to any of its direct or indirect shareholders and their affiliates (other than a member of the Group)), with an exception for dividends and distributions (with conditions and limitations to be agreed) required in order to issue equity to non-affiliates following the Closing Date. The Borrower and any other Obligor that owns a Collateral Vessel shall not be permitted to declare or make any dividend or other distribution or make any payment whatsoever to any other member of the Group (whether by loan or otherwise) if a Default or Event of Default has occurred and is continuing or would result therefrom.

Lease Obligations Limitations:	Lease obligations of the Obligors shall not exceed an aggregate amount to be agreed.

Events of Default:

Usual and customary events of default for facilities of this type, size and purpose will be included in the Credit Agreement, subject to mutual agreement on materiality thresholds, acceptable cure periods and customary equity cure provisions, and including, but not limited to, the following in respect of the Borrower and other Obligors:

	(a)	non-payment unless failure to pay is caused by administrative or technical error and payment is made within 3 business days of its due date;
	(b)	breach of covenants and other undertakings/obligations;
	(c)	misrepresentation;
	(d)	material judgments;
	(e)	insolvency;
	(f)	insolvency proceedings;
	(g)	creditors' process;
	(h)	cessation of business;
	(i)	unlawfulness;
	(j)	repudiation/rescission of any loan documents;
	(k)	failure to comply with all insurance requirements in relation to the Collateral Vessels;
	(l)	material adverse change since the date of the audited financial statements most recently delivered prior to the Closing Date;
	(m)	arrest/seizure of a Collateral Vessel, with applicable cure periods and subject to defense of action;
	(n)	failure of effectiveness of a first priority perfected lien (subject to permitted liens) in any Collateral;

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	(o)	failure to comply with applicable sanction regimes or causes (or will cause) a breach of sanctions by any finance party;
	(p)	cross default to financial indebtedness in excess of USD 5,000,000;
	(q)	the occurrence of an “Event of Default” under the Intercompany Loan Agreement; and
	(r)	ERISA events.

Conditions Precedent:

Usual and customary conditions precedent for facilities of this type, size and purpose will be included in the Credit Agreement. These will include, but not be limited to, the following in relation to the Obligors, in form and substance satisfactory to the Agent and the Lenders (to be delivered no later than the Closing Date in original or certified copies, as requested by the Agent except as otherwise contemplated hereunder):

	(a)	constitutional documents;
(b)

resolutions approving the execution, delivery and performance of the Credit Agreement, the security documents (including, without limitation, account control agreements) and the other finance documents to be delivered on the Closing Date, and, if applicable, any hedging agreements;

	(c)	the Collateral to be delivered at the Closing Date, validly created and perfected (subject to time-zone related delays and customary post-closing filings);
(d)

such documents relating to the Collateral Vessels, including, but not limited to, title, registration, valuations, inspection reports, special surveys, class and insurances, as required by the Agent on behalf of the Lenders;

	(e)	valuation received in accordance with the FMV definition;
	(f)	receipt of all necessary consents and approvals;
	(g)	legal opinions from lawyers appointed by the Agent and/or the Obligors, as requested by the Agent, in the following jurisdictions: Norway, England, Malta and the United States;
	(h)	evidence of the appointment of a process agent, if relevant;
	(i)	evidence of payment of all fees, costs and expenses due under the Facilities;
	(j)	financial statements, including compliance certificates;
(k)

evidence that any existing facility(ies) will be cancelled and repaid in full prior to, or simultaneously with, the first drawdown under the Facilities, and that any collateral related thereto is being released or cancelled;

	(l)	all relevant Anti-Money Laundering and "Know Your Customer" documentation, including specimen signatures;
(m)

the “Effective Date” under the plan of reorganization of Parent Guarantor in its Chapter 11 bankruptcy case shall have occurred prior to, or simultaneously with, the first drawdown under the Facilities; and

	(n)	any other document, authorization, opinion or assurance reasonably required by the Agent or the Majority Lenders.

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All borrowings and other extensions of credit shall be subject to (i) satisfaction (or waiver by the Lenders and the Fronting Banks, as applicable) of the applicable conditions precedent, (ii) the delivery by the Borrower to the Agent of a duly executed drawdown notice (or, in the case of a Letter of Credit, a request for issuance) giving not less than 3 business days’ notice of drawdown (or, in the case of a Letter of Credit, issuance) (provided, that same business day notice may be provided for a swingline loan), (iii) the accuracy in all material respects of all representations and warranties and (iv) no Event of Default or default (which after the giving of notice or the lapse of time, or both, will result in an Event of Default) having occurred and be continuing.

OTHER TERMS:

Miscellaneous Provisions:

The Credit Agreement will contain mutually agreed customary provisions relating to, among other things, breakage costs, tax gross up and indemnities (including, without limitation, in relation to withholding tax and FATCA, provided that each Lender shall be exempt from interest withholding obligations on the Closing Date), increased costs, illegality, defaulting lenders, EU bail-in contractual recognition, set-off, indemnification, and administration.

Market Disruption:

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of (x) the Applicable Margin and (y) the rate notified to the Agent by that Lender, which expresses the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select. A “Market Disruption Event” shall mean that (i) LIBOR is not available, or (ii) the Agent receives notifications from a Lender or Lenders whose participations in a Loan exceed 50% of that Loan, that the cost to it of funding its participation (as a result of a market-wide disruption occurring after the date hereof and not as a result of any event peculiar to such Lender (for the avoidance of doubt including a change of credit rating) which is not generally applicable to other banks and financial institutions participating in the London Interbank Market) in that Loan from whatever source it may reasonably select would be in excess of LIBOR. Lenders claiming compensation for a Market Disruption Event, increased costs or similar matters would be subject to compulsory replacement at the Borrower’s option (subject to applicable consent requirements of the Agent, the Fronting Banks and the Swingline Lender for any such replacement Lender).

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Assignments and transfers:

A Lender may, with the consent of the Borrower (which consent shall not be required (i) for any assignment to another Lender, an affiliate of any Lender, a related fund of any Lender, or any entity identified on a list agreed by the Borrower and the Lenders, or (ii) during the continuance of any Event of Default), assign any of its rights or transfer by novation any of its rights and obligations to another bank or financial institution or to a trust, fund or other entity that is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; provided, however, that such consent of the Borrower shall not be unreasonably withheld, conditioned, or delayed for an assignment (and which consent shall be deemed given unless the Borrower objects by written notice to the Agent within ten days after receiving notice thereof) to (A) a bank or (B) a financial institution or other institutional lender regularly engaged in or established for the purpose of making commercial loans (excluding, for the avoidance of doubt, any investor a material part of whose business activity is investing in debt of entities with a view to acquiring an equity interest in such entities or its holding companies), and to the extent consent to a proposed assignment is validly withheld by the Borrower in accordance with the foregoing, there shall not be any default or Event of Default as a result of such action by the Borrower and neither the Agent nor any Lender may use such action by the Borrower to prevent a borrowing by the Borrower; provided, further, that in connection with an assignment for which consent of the Borrower is required, the assignee shall represent and warrant in writing to the Borrower, the Lenders and the Agent that such assignee is not acquiring its interests in the Loans with the then present purpose and intent to utilize the Loans as a means to acquire equity interests of or ownership interests in the Parent Guarantor or its subsidiaries, acknowledging however that material changes in circumstances of or affecting the Borrower or the Parent Guarantor subsequent to the date of acquisition by assignee of such interests in the Loans may change the subsequent purpose and intent of such assignee.

Costs and Expenses:

All reasonable and documented out-of-pocket costs and expenses (including, but not limited to, collateral fees, costs related to operating a secure website for communicating with the Lenders, and reasonable and documented external counsel fees and expenses) incurred by the Agent, DNB Capital and the Arranger in connection with the preparation, negotiation, printing, execution, syndication, perfection, amendment, enforcement and preservation of the Credit Agreement and any other document referred to in it shall be paid by the Borrower promptly upon demand whether or not the Credit Agreement is signed.

Publication:

The Agent has the right, at its own expense, to publish information about its participation in and the agency and arrangement of the Facilities and for such purpose use the Borrower’s and/or Parent Guarantor’s logo and trademark in connection with such publication.

LAW AND JURISDICTION:

Governing Law:	New York law. The security documents shall be governed by appropriate law.

Jurisdiction:	New York. The parties will agree to waive jury trial. The Obligors shall appoint an agent for the service of process in New York.

Counsel to the Arranger, the Agent and DNB Capital:	Hughes Hubbard & Reed LLP and Watson Farley & Williams LLP.

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Schedule I

Collateral Vessels

1.	North Barents
2.	North Cruys
3.	North Pomor
4.	Highland Guardian
5.	Highland Defender
6.	Highland Chieftain
7.	North Purpose
8.	Highland Prince
9.	Highland Prestige
10.	North Promise
11.	Highland Princess
12.	Highland Knight
13.	Highland Duke
14.	Highland Valour
15.	Highland Endurance
16.	Highland Courage
17.	Highland Laird
18.	Highland Navigator
19.	North Mariner
20.	Highland Citadel
21.	Highland Eagle
22.	Highland Monarch
23.	Hercules
24.	Regulus
25.	Polaris
26.	Thomas Wainwright

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Schedule II

Approved Additional Collateral Vessels

1.	Bienville
2.	St. Louis
3.	Toulouse
4.	Esplanade
5.	Orleans
6.	Bourbon
7.	Royal
8.	Iberville
9.	Slam Dunk
10.	Touchdown
11.	Jermaine Gibson
12.	Homerun
13.	Knockout
14.	Grand Slam

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EXHIBIT B

GulfMark Exit Financing
Summary of Additional Conditions

In addition to the conditions set forth in the section entitled “Conditions Precedent” in the Term Sheet and the other conditions set forth in the Commitment Letter, the availability and initial funding on the Closing Date of the Facilities shall be subject to the satisfaction or waiver by the Commitment Parties of the following conditions:

1.     Since December 31, 2016, except as disclosed in the Debtor’s filings with the U.S. Securities and Exchange Commission or with the Bankruptcy Court made after such date and prior to the date of this Commitment Letter, there has been (a) no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Borrower or of the Obligors, taken as a whole, and (b) no material adverse effect on the ability of the Obligors to perform their respective obligations under the Facilities Documentation.

2.     All fees required to be paid on the Closing Date pursuant to the Fee Letters and all out-of-pocket costs and expenses (including, but not limited to, reasonable fees and expenses of counsel and financial advisors to the Commitment Parties) required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Facilities).

3.     The Administrative Agent and the Lead Arranger shall have received at least five business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent, the Lead Arranger or any Lender at least ten business days prior to the Closing Date and as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

4.     The Commitment Parties shall have received the unaudited consolidated balance sheet of the Debtor and the Borrower and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows of the Debtor and the Borrower for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Debtor and the Borrower subsequent to December 31, 2016 and ended at least 45 days prior to the Closing Date.

5.     The Commitment Parties shall have received an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of the Debtor and the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the effectiveness of the Plan and the other Transactions (including assumptions with respect to fresh-start accounting) as if the effectiveness of the Plan and the other Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income).

B-2

6.     (a) The guarantees by the Guarantors shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Facilities, shall be executed and become in full force and effect, and (b) all documents and instruments required to create or perfect the Security Trustee’s security interest in the Collateral shall have been executed and delivered by each applicable Obligor and, if applicable, be in proper form for filing or recording.

7.     (a) The Facilities Documentation (which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet), including, without limitation, the Intercompany Loan Agreement and related loan documents, shall have been executed and delivered by the Obligors, GMA and the Americas Guarantors, as applicable, and (b) customary legal opinions, customary officer’s closing certificates, lien searches, organizational documents, appraisals dated not more than 45 days prior to the Closing Date, customary evidence of authorization, customary vessel certificates, and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower, the Guarantors, GMA and the Americas Guarantors (to the extent applicable) and a solvency certificate (as of the Closing Date after giving effect to the Transactions and substantially in the form of Annex B-I attached hereto, certified by a senior authorized financial officer of the Borrower) shall have been delivered to the Commitment Parties.

8.     Prior to, or substantially concurrently with, the incurrence of the Facilities, the Refinancing shall be consummated whereby the principal, accrued and unpaid interest, accrued and unpaid fees, premium, if any, costs, expenses and all other amounts (other than unasserted contingent indemnification obligations that expressly survive the termination thereof) under (i) that certain Second Amended and Restated Multi-Currency Credit Facility Agreement, originally dated December 27, 2012, as amended and restated as of October 23, 2014 and as further amended and restated as of May 18, 2017, between Rederi, as borrower, the banks and financial institutions party thereto from time to time as lenders, DNB Bank ASA, as arranger, and DNB Bank ASA, as agent, (ii) that certain $300,000,000 Multicurrency Facility Agreement, dated 26 September 2014, among, inter alios, GMA, as original borrower, the Debtor, as original guarantor, the financial institutions party thereto, as original lenders, and The Royal Bank of Scotland plc, as agent, and (iii) that certain Senior Secured Super-Priority Debtor In Possession Credit Agreement, dated as of May 18, 2017, by and among the Debtor, as a debtor and debtor- in-possession under chapter 11 of the Bankruptcy Code, Rederi, as lender, and DNB Bank ASA, as the issuing bank, will be repaid in full and all commitments to extend credit thereunder will be terminated and any security interests and guarantees in connection therewith or otherwise outstanding with respect to the collateral thereunder as of the Closing Date shall be terminated and/or released (or arrangements for such repayment, termination and release shall have been made), in each case, to the extent set forth in or contemplated by the Plan.

9.     Any description of the Facilities or any fees, costs or expenses to be paid to us in connection with the Transactions in the Plan shall not have been filed or served without our prior written consent, except as expressly permitted under the terms of the Commitment Letter.

10.     In the event that any Approval Order has been issued, such Approval Order shall not have been vacated, stayed, reversed or modified or amended in any respect that adversely affects the rights or interests of any or all of the Commitment Parties, the Administrative Agent, the Security Trustee and the Lenders in any material respect as determined by the Commitment Parties in good faith, unless the Commitment Parties shall have consented thereto in writing.

B-3

11.     All other portions of the Plan shall be in form and substance consistent with the Commitment Letter and otherwise reasonably satisfactory to us, and no provision of the Plan shall have been waived, amended, supplemented or otherwise modified in any respect that is adverse to the rights or interests of any or all of the Commitment Parties, the Administrative Agent, the Security Trustee and the Lenders in their capacities as such (as determined in good faith by the Commitment Parties) unless we shall have so consented in writing; provided, that the Borrower shall cause the Debtor to provide us with a copy of any amendments to the Plan promptly, and in no event less than two business days prior to filing such document with the Bankruptcy Court.

12.     The Bankruptcy Court shall have entered a Confirmation Order, which Confirmation Order shall be in form and substance reasonably acceptable to us and not subject to any stay pending appeal. Among other things, the Confirmation Order shall authorize and approve the funding under the Facilities and all other transactions contemplated by the Commitment Letter and the Fee Letters, shall make specific findings that the Commitment Parties, the Administrative Agent, the Security Trustee and the Lenders acted in good faith in connection with such transactions, shall be in full force and effect and shall not have been stayed, reversed or vacated, or otherwise amended or modified in any manner that the Commitment Parties determine in good faith is adverse to the rights or interests of any or all of the Commitment Parties, the Administrative Agent, the Security Trustee and the Lenders or their respective affiliates unless the Commitment Parties have so consented in writing. Without limiting the general applicability of the immediately preceding sentence, the Confirmation Order, together with such other orders as may be entered by the Bankruptcy Court in aid of consummation of the Plan, shall provide in substance that (i) on or before the Plan’s “Effective Date” (as defined in the Plan), the Debtor is authorized to enter into documentation evidencing the Transactions reasonably acceptable to the Commitment Parties and the Debtor and to grant liens and security interests to the applicable secured parties, and such documents, liens and security interests are approved and (ii) notwithstanding anything in the Plan to the contrary, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not extend to the enforcement of the documentation with respect to the Facilities or any rights or remedies relating thereto after the Plan’s “Effective Date” (as defined in the Plan).

13.     All conditions precedent to the effectiveness of the Plan (other than the occurrence of the Closing Date and any other conditions that are to be satisfied simultaneously with the occurrence of the Closing Date) shall have been satisfied or duly waived (provided that any such waiver does not adversely affect the rights or interests of any or all of the Commitment Parties, the Administrative Agent, the Security Trustee and the Lenders in their capacities as such (as determined in good faith by the Commitment Parties) unless it shall have been consented to by the Commitment Parties), and the Plan shall have, or contemporaneously with the funding of the Facilities, the Plan shall, become effective, and all transactions contemplated by the Plan to be consummated on the effective date of the Plan shall have been consummated.

Capitalized terms used and not otherwise defined in this Exhibit B shall have the meanings assigned to such terms in the Commitment Letter (including the Term Sheet).

]

CONFIDENTIAL	ANNEX B-I

Form of Solvency Certificate

Date: _____

Reference is made to the $125,000,000 Multicurrency Credit Facility Agreement, dated as of [●], 2017 (the “Credit Agreement”), among, inter alios, GulfMark Rederi AS (the “Borrower”), GulfMark Offshore, Inc., the banks and other financial institutions from time to time parties thereto and DNB Bank ASA, New York Branch, as Agent and Security Trustee.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [●] of the Credit Agreement.

Solely in my capacity as a Responsible Officer of the Borrower and not individually (and without personal liability), I hereby certify that, as of the date hereof, after giving effect to the consummation of the Transactions:

1.

The sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis.

2.

The fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis.

3.	The capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.

The Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

B-I-2

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

GULFMARK REDERI AS

By:
Name:
Title:

[Solvency Certificat